FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc.	The Trout Group
C. Eric Winzer	Chad Rubin (Investors)
Executive Vice President &	Tel: (646) 378-2947
Chief Financial Officer
Tel: (301) 556-9900
Fax: (301) 556-9910
Email: info@avalonrx.com

Avalon Pharmaceuticals Reports Second Quarter 2008 Results
Company also announces that it is restructuring operations

Germantown, Md., August 13, 2008 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), a clinical-stage biopharmaceutical company focused on the discovery and development of novel cancer therapeutics, today announced financial and operational results for the second quarter of 2008. For the three months ended June 30, 2008, net loss was $5.6 million, compared with $5.8 million in the second quarter of 2007. As of June 30, 2008, cash, cash equivalents and marketable securities totaled $16.7 million. The Company also announced today that it is restructuring its operations and reducing its workforce by approximately one-third.

“In the second quarter of 2008, we reached an important milestone for Avalon in naming AVN316 as the lead clinical candidate for our Beta-catenin Pathway Inhibitor program,” stated Kenneth C. Carter, Ph.D., President and CEO. “This compound, which is a potent inhibitor of the intractable Beta-catenin pathway, is the first compound to be named as a clinical candidate from our unique drug discovery platform, AvalonRx®. We believe this nomination provides validation for our unique drug discovery approach and we expect additional first-in-class compounds will be identified using AvalonRx in the future.”

“Given the difficult current funding environment, we have decided to restructure our operations in order to narrow our focus to those product development programs with the greatest potential value,” continued Dr. Carter. “We believe the operational changes we are making will allow us to advance our key programs as we continue seeking additional sources of capital and will position us well for success after we have raised additional funds.”

Conference Call & Webcast Information

Avalon Pharmaceuticals’ senior management will host a conference call at 1:00 p.m. Eastern Daylight Time today, to discuss the quarterly results and recent business developments. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 877-548-7913 (in the U.S.) and 719-325-4932 (internationally), and providing the participant pass code, 3593548. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available for seven (7) days on Avalon’s website.

Recent Developments
        .

•	AVN316 was nominated as the lead clinical candidate in the Company’s Beta-catenin Pathway Inhibitor program.

•	The Company identified small molecule allosteric inhibitors of the Aurora/Centrosome pathway and identified the target in the pathway as the Polo-Like Kinase 3 (PLK3) protein.

•	During the quarter, AVN944 advanced to treatment at 400 mg twice a day in both the Phase I hematological and the Phase IIa pancreatic clinical trials. Two patients at the 400 mg dose level experienced elevated bilirubin. The Company has suspended treatment at the 400 mg dose level but is continuing dosing patients who are at lower dose levels while reviewing all relevant data to determine whether a maximum tolerated dose has been reached.

•	The Company announced steps to restructure its operations and reduce its future cash burn rate.

Financial Results and Condition

Net loss was $5.6 million for the three months ended June 30, 2008, compared with $5.8 million in the second quarter of 2007. The lower loss in 2008 was principally due to lower operating expenses and higher revenues in the 2008 period. Revenues for the second quarter of 2008 were $137,000, compared with $78,000 for the same period of 2007. Revenues in both periods were from the Company’s collaboration with Novartis Institutes for Biomedical Research.

Total costs and expenses from operations were $5.8 million in the second quarter of 2008, compared with the $6.1 million reported for the second quarter of 2007. General and administrative expenses decreased in the 2008 period principally due to lower stock compensation expense and other costs related to personnel and consultants. Research and development expenses increased in the 2008 period due to higher clinical trial costs related to AVN944.

As of June 30, 2008, the Company had $16.7 million in cash, cash equivalents and marketable securities. Of that amount, $4.5 million was held in a restricted account to serve as collateral for long-term debt.

The Company estimates that its existing capital resources will not be sufficient to fund its planned operations significantly beyond December 31, 2008. Management continues to pursue additional funding sources; however, there is no assurance that the Company will raise capital sufficient to enable it to continue its operations past year end. A failure to raise additional funds in the near term would require Avalon to reduce its operating and capital expenditures, scale back or eliminate some or all of its research and development programs or license to third parties products or technologies that it would otherwise seek to develop itself. There is no assurance that the Company could continue as a going concern if this were the case.

Restructuring

Avalon today announced plans to restructure its operations to focus primarily on its existing collaborations and on the pre-clinical and clinical development of its Beta-catenin inhibitor program. As a part of its restructuring plans, the Company is limiting its investment in the development of AVN944 as it seeks to identify development partners for this program. In connection with the restructuring of its operations, the Company is implementing across-the-board workforce reductions to lower the Company’s headcount by about one third to approximately 35 employees going forward. The Company expects to take restructuring charges related to this workforce reduction and the restructuring of its operations of between $0.9 million and $1.1 million for severance and related costs.

About Avalon Pharmaceuticals

Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. AvalonRx® is the company’s proprietary platform which is based on large-scale biomarker identification and monitoring, used to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”  Avalon is headquartered in Germantown, MD.

Forward Looking Statements

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to our expectations for 2008, the amount of any future restructuring charges, our expectations for raising additional capital, our ability to identify new first-in-class therapeutic compounds, our ability to fund operations until December 31, 2008, progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, we may not be successful in partnering any of our internal programs, including AVN944, or in signing new discovery partnerships, we may not be successful in raising additional capital necessary to fund our operations and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2007 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(unaudited)
( in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$137	$78	$187	$809
Costs and expenses:
Research and development	4,509	4,066	8,869	8,178
General and administrative	1,281	2,043	3,413	4,271
Total costs and expenses	5,790	6,109	12,282	12,449

Loss from operations	(5,653)	(6,031)	(12,095)	(11,640)
Total other income	75	222	268	486

Net loss	$(5,578)	$(5,809)	$(11,827)	$(11,154)
Net loss attributed to common stockholders
per common share — basic and diluted	$(0.33)	$(0.40)	$(0.69)	$(0.82)

Weighted average number of
common shares — basic and diluted	17,033,042	14,672,577	17,031,620	13,547,779

AVALON PHARMACEUTICALS, INC.
BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$12,196	$23,250
Restricted cash and securities	4,458	5,275
Property and equipment, net	6,657	7,325
Other assets, net	1,263	1,455
Total assets	$24,574	$37,305
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,847	$4,685
Long-term liabilities	5,228	6,446
Total stockholders’ equity	14,499	26,174
Total liabilities and stockholders’ equity	$24,574	$37,305

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